EXHIBIT 23.0




                         CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Indian Village Bancorp, Inc. (SEC File #333-73756) previously filed November 20, 2001 of our report dated July 23, 2002, which is included in the Annual Report on Form 10-KSB of Indian Village Bancorp, Inc. for the fiscal year ended June 30, 2002, which includes consolidated balance sheets of Indian Village Bancorp, Inc. as of June 30, 2002 and 2001, and the related consolidated statements of income, comprehensive income, shareholder's equity and cash flows for the year ended June 30, 2002 and 2001.





                                           Crowe, Chizek and Company LLP



Columbus, Ohio
September 26, 2002